Exhibit 23.1

May 12, 2005

U.S. Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Eden Energy Corporation – S-8 Registration of 1,500,000 shares

Dear Sir/Madame:

As independent registered public accountants, we hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2004 Stock Option Plan of Eden Energy Corp. included in this Amended Annual Report (Form 10-KSB/A) for the year ended December 31, 2004, of the following:

Our report dated January 31, 2005 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2004 and for the year then ended included in the Company’s filing on Forms 10-KSB/A.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE

Chartered Accountants